Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
August 20, 2012	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Wesco Aircraft Holdings, Inc.

27727 Avenue Scott

Valencia, CA 91355

Re:                                                                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Wesco Aircraft Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed resale from time to time of up to 1,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, by certain stockholders of the Company (the “Selling Stockholders”), which Shares will be delivered by the Company to the Selling Stockholders on or about September 28, 2012 in satisfaction of the terms of certain restricted stock unit awards that were granted to the Selling Stockholders in connection with the Company’s recapitalization with The Carlyle Group, pursuant to the Amended and Restated Equity Incentive Plan of Wesco Holdings, Inc. (the “Plan”). The Shares are included in a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 20, 2012 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue of the Shares has been duly authorized by all necessary corporate action of the Company, and when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholders, and have been issued by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP